RESOLUTION


     AMEND EXECUTIVE EMPLOYEES' SEVERANCE PROGRAM

                     May 20, 1999

     RESOLVED, that Section 3(b) of the Potlatch
Corporation Severance Program for Executive
Employees shall be amended to read as follows through the table in subsection (i) of Section
3(b):

     (b)  Change of Control Benefits.  Upon the
occurrence of any of the events specified in
Section 4(b), an Eligible Employee shall receive (in lieu of any severance benefit payable under Section 3(a) or any other severance benefit payable under any other plan or program now or hereafter maintained by a Participating Company) Change of Control
Benefits under the Program as follows:

     (i)  Within ten (10) business days
following the effective date an Eligible
Employee terminates, a lump sum cash benefit equal to the Eligible Employees' annual Base
Compensation plus his or her annual Base
Compensation multiplied by his or her standard bonus percentage (as determined pursuant to the Management Performance Award Plan), determined as of the date of the Change of Control or the effective date the Eligible Employee terminates, whichever produces the larger amount, multiplied by the appropriate factor from the following table:

          Eligible                Pay Multiple
          Employee                   Factor

     Chief Executive Officer           3.0
     Chief Operating Officer           3.0
     Other Principal Officers          2.5

and be it further

                                                     Exhibit (10)(n)(vi)

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     RESOLVED, that Section 3(c) of the
Potlatch Corporation Severance Program for
Executive Employees be amended to read as follows:

     (c)  Payment of Excise Taxes.  If any
payment or benefit to or for the benefit of the Eligible Employee in connection with a Change of Control is deemed an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986 (the "Code") subject to the excise tax imposed by Section
4999 of the Code, the Company shall pay to the Eligible Employee an additional amount such that the total amount of all such payments and benefits (including payments made pursuant to this section 3(c)) to the Eligible Employee shall equal the total amount of all such payments and benefits to which the Eligible
Employee would have been entitled (but for this Section 3(c)) net of all applicable federal, state and local taxes except the excise tax.
For purposes of this Section 3(c), the Eligible
Employee shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year. The amount of the payment to the Eligible Employee shall be estimated by the firm of independent certified public accountants serving as the outside auditors of the company as of the date of the event specified in Section 4(a) or, if earlier, as of the date of the Change of Control as determined pursuant to Section 4(b).
     Within thirty (30) business days following the effective date an Eligible Employee terminates, the estimated amount due the Eligible Employee pursuant to this Section 3(c) shall be paid to the Eligible Employee. In the event that the amount of the estimated payment is less than the amount actually due to the Eligible Employee under this Section 3(c), the amount of any such shortfall shall be paid to the Eligible Employee within ten (10) business day after the existence of the shortfall is discovered.
     The Eligible Employee shall not be
required to mitigate the amount of any payments

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provided under Section 3(b) and 3(c), nor shall
any payment or benefit provided for in Section
3(b) and 3(c) be offset by any compensation earned by the Eligible Employee as the result of employment by another employer or by retirement benefits.

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